Exhibit 10.1

Third Amendment to Employment Agreement

     This Third Amendment to Employment Agreement (the “Third Amendment”) is entered into as of September 1, 2004, by and between DEL MONTE FOODS COMPANY, a Delaware corporation, with its principal place of business in San Francisco, California (“Company”) and RICHARD G. WOLFORD, an individual residing in the State of California (“Executive”), to amend the Employment Agreement dated March 16, 1998 between the Company and Executive (“Agreement”) as well as the Second Amendment to the Agreement dated March 26, 2002 (“Second Amendment”), as follows:

     1. In the Agreement and Second Amendment, the party Del Monte Foods Company shall be defined and referred to as the “Company.” In the Agreement and Second Amendment, the party Richard G. Wolford shall be defined and referred to as “Executive.”

     2. Section 2(a) of the Agreement shall be deleted in its entirety and replaced with the following:

(a) As compensation for the agreements made by Executive herein and the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000), or as adjusted from time to time by the Compensation Committee of the Company’s Board of Directors (“Board”), payable on a semi-monthly basis in twenty-four (24) equal installments, less all applicable federal, state or local taxes and other normal payroll deductions (“Base Salary”).

     3. Section 2(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b) Executive shall be entitled to participate in the Del Monte Foods Company’s Annual Incentive Plan or any applicable successor plan (the “AIP”) pursuant to the terms and conditions set forth therein. Executive shall be eligible to receive an annual AIP bonus (the “Bonus”) targeted at 110% of Executive’s Base Salary, or as adjusted from time to time by the Compensation Committee of the Board in accordance with the AIP.

Any further references to “AIAP” in the Agreement and Second Amendment shall be deleted and replaced with “AIP”.

     4. Section 2(d) of the Agreement shall be deleted in its entirety.

     5. Section 3(d)(ii) of the Agreement shall be deleted in its entirety and replaced with the following:

(ii) The Company shall pay Executive an amount equal to two (2) times Executive’s Base Salary and target Bonus at the level in effect for the year in which termination occurs, less standard withholdings, payable in equal monthly installments on the Company’s regular payroll schedule over a period of eighteen (18) months, and the Company shall have no further payment obligations pursuant to this Section 3(d)(ii) thereafter.

     6. Section 3(d)(iii) of the Agreement shall be deleted in its entirety and replaced with the following:

(iii) For two (2) years following the Termination Date, Executive shall continue to participate in all of the life, medical, dental, prescription drug, and short- and long-term disability insurance plans, programs or arrangements in which Executive was entitled to participate in at any time during the twelve-month period prior to the Termination Date; provided that if during such time Executive is precluded from participating in a plan by its terms or applicable law, or if the Company for any reason ceases to maintain such plan, the Company shall provide Executive with benefits which are no less favorable in the aggregate to those which Executive would have received under such plan had Executive been eligible to participate therein or had such plan continued to be maintained by the Company; provided further that, following the termination of any health coverage provided to Executive under this Section 3(d)(iii), the Company shall use its best efforts to provide a method for Executive to participate in the Company’s medical plans at Executive’s own expense until the respective dates that Executive and Executive’s spouse are eligible for Medicare benefits, so long as the Company’s medical plans remain self-insured and/or the Company’s medical insurer agrees to provide for Executive’s continued participation in the Company’s medical plans.

     7. Section 3(d)(iv) of the Agreement shall be renumbered to 3(d)(v), without any change to the text of that Section.

     8. Section 3(d)(v) of the Agreement shall be renumbered to 3(d)(vi), without any change to the text of that Section.

     9. Section 3(d)(vi) of the Agreement shall be renumbered to 3(d)(vii), without any change to the text of that Section.

     10. A new Section 3(d)(iv) shall be added to the Agreement in the following form:

(iv) Executive shall vest in any stock or stock option grants awarded by the Company to Executive pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor plan, on a pro-rated basis as of Executive’s Termination Date; provided, however, Executive shall not be entitled to take ownership or otherwise receive settlement of his pro-rated stock award(s) until the end of the performance period associated with that stock award; provided, further, that, Executive shall not be entitled to exercise, take ownership or otherwise receive settlement of his pro-rated stock option award(s) until the scheduled vest date associated with that tranche of the stock option award(s); provided, further, that, upon vesting of Executive’s pro-rated stock option award(s), Executive shall have ninety (90) days from that vesting date to exercise such stock options The value of any pro-rated stock option award shall be based on the exercise price and the fair market value at the time of exercise.

     11. Section 3(g) of the Agreement shall be deleted in its entirety and replaced with the following:

(g) Termination Upon Change of Control. In the event of Executive’s Termination Upon Change of Control (as defined below), Executive shall be entitled to the following payments and benefits:

(i) Payment of Executive’s Bonus for the year in which Executive’s Termination Date occurs, pro-rated for Executive’s actual employment period during such year and based on the greater of Executive’s target or actual performance.

(ii) A lump sum payment within thirty (30) days of Executive’s Termination Date in an amount equal to 2.99 times Executive’s Base Salary and target Bonus.

(iii) Benefit continuation as set forth above in Section 3(d)(iii).

(iv) Notwithstanding the terms of Section 5 of this Agreement, the Company shall reimburse Executive for the cost of any legal fees incurred by Executive in connection with or related to the enforcement of Executive’s Change of Control benefits.

(v) In the event the lump sum payment set forth in Section 3(g)(ii) of the Agreement (the “Payment”) is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain an amount equal to the Excise Tax imposed upon the Payment and the Gross-Up Payment. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Company after consultation with its legal and tax advisors.

(vi) As a condition to the receipt of the benefits described in this Section 3(g), Executive shall be required to execute a general release and waiver in form and substance satisfactory to the Company and substantially similar to Annex A hereto.

(vii) For purposes of this Section 3(g), “Termination Upon Change of Control” means (A) the termination of Executive’s employment by the Company without Cause during the period commencing on the date a “Change of Control” (as defined in the Company’s 2002 Stock Incentive Plan) occurs and ending on the date which is two (2) years after the Change of Control, or (B) termination by Executive of the Employment Period within two (2) years after the occurrence of a Change of Control; provided, that, (C) “Termination Upon Change of Control” shall not include any termination of Executive’s employment by the Company for Cause, or as a result of the death or Permanent Disability of Executive.

     12. In the first sentence of Section 4(a) of the Agreement, the phrase “and for the one-year period following the voluntary termination of the Employment Period by the Employee or termination of the Employment Period by the Employer without Cause, and so long as the Employer is not in default of a material obligation hereunder” shall be deleted in its entirety.

     13. In the second sentence of Section 4(a) of the Agreement, the phrase “that if such Competitor renders substantial services other than Company Business, the Employee shall not be prohibited from engaging in any such activities solely in connection with such other services; and provided, further,” shall be deleted in its entirety.

     14. Section 4(b) of the Agreement shall be deleted in its entirety and replaced with the following:

(b) During the Employment Period and for the eighteen (18) month period following the voluntary termination of the Employment Period by the Executive or termination of the Employment Period by the Company without Cause or Termination Upon Change of Control, and so long as the Employer is not in default of a material obligation hereunder, the Executive agrees not to (i) directly or indirectly, either on Executive’s own account or for any company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Company or any existing or future affiliate to leave his or her employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company or any existing or future affiliate, if any; or (ii) directly or indirectly (including, without limitation, through any existing or future affiliate), solicit, cause in any part or knowingly encourage any current or future customer of or supplier to the Company or any existing or future affiliate to modify the business relationship, or cease doing business in whole or in part, with the Company or any such affiliate.

     Except as expressly provided in this Third Amendment, all other provisions of the Agreement and the Second Amendment shall remain in full force and effect.

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Signatures on following page.]

     IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date set forth below.

EXECUTIVE

/s/ Richard G. Wolford Richard G. Wolford	November 11, 2004 Date

COMPANY:

DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers	November 11, 2004 Date
Name:	David L. Meyers
Title:	Executive Vice President
Administration & Chief Financial
Officer